Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of ATN International Inc., of our reports dated March 16, 2021, relating to the consolidated financial statements of Alaska Communications Systems Group, Inc. (the “Company”) and the effectiveness of internal control over financial reporting, appearing in the Current Report on Form 8-K/A of ATN International Inc. filed on October 1, 2021 with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

Spokane, Washington

August 9, 2022